Exhibit 10.36
SEVENTH AMENDMENT TO AMENDED AND RESTATED SUPPLY
AGREEMENT
THIS SEVENTH AMENDMENT TO AMENDED AND RESTATED SUPPLY AGREEMENT (this "Amendment"), is made as of May 13, 2020 (the "Effective Date") by and between DSW Leased Business Division LLC aka Affiliated Business Group, an Ohio limited liability company ("Supplier"), successor by assignment of Designer Brands Inc., an Ohio corporation f/k/a DSW Inc. ("DSW"), each having a business address of 810 DSW Drive, Columbus, Ohio 43219, and Stein Mart, Inc., a Florida corporation ("Stein Mart") with a business address of 1200 Riverplace Boulevard, Jacksonville, Florida 32207.
Background
A.DSW and Stein Mart entered into an Amended and Restated Supply Agreement, dated as of May 30, 2006 (the "Supply Agreement"), whereby DSW agreed to supply Merchandise to Stein Mart.
B.DSW and Stein Mart entered into a First Amendment to the Supply Agreement, dated August 26, 2008, whereby the parties agreed to extend the term of the Supply Agreement (the "First Amendment").
C.DSW assigned to Supplier, its wholly-owned subsidiary, all of its right title and interest under the Supply Agreement, effective as of January 27, 2012 (the "Assignment").
D.Supplier and Stein Mart entered into a Second Amendment to the Supply Agreement, dated February 23, 2012, whereby the parties agreed to extend the term of the Supply Agreement (the "Second Amendment").
E.Supplier and Stein Mart entered into a Third Amendment to the Supply Agreement, dated September 10, 2013, whereby the parties agreed to amend the terms of the Supply Agreement, specifically addressing internet sales (the ''Third Amendment").
F.Supplier and Stein Mart entered into a Fourth Amendment to the Supply Agreement, dated July 3I, 2014, whereby the parties agreed to amend the terms of the Supply Agreement, specifically addressing the net revenue split (the "Fourth Amendment").
G.Supplier and Stein Mart entered into a Fifth Amendment to the Supply Agreement, dated March 14, 2017, whereby the parties agreed to amend the terms of the Supply Agreement, specifically addressing fulfillment and shipping of internet sales and net revenue split (the "Fifth Amendment").
H.Supplier and Stein Mart entered into a Sixth Amendment to the Supply Agreement, dated December 6, 2017, whereby the parties agreed to amend the terms of the Supply Agreement, specifically addressing, among other things, net revenue split upon an accelerated closing or closing event, extension of the term of the Supply Agreement, advertising support, and shortage and damages (the "Sixth Amendment"). The Supply Agreement, the First Amendment, the Assignment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth

Amendment and the Sixth Amendment are referred to hereinafter collectively as the "Agreement."
I. The parties desire to further amend the Agreement on the terms set forth in this Amendment.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Amendment, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, each intending to be legally bound, agree as follows:
1.Definitions. Defined terms used in this Amendment shall have the meaning ascribed to them in the Agreement.
2.Supplier Exclusivity. Section 2.4 of the Agreement shall be deleted in its entirety.
3.Merchandise Supplied. The first sentence of Section 4.1 shall be deleted in its entirety and replaced with the following in lieu thereof:
Subject to Stein Mart's reasonable approval the Supplier shall determine the quantity and mix of the Merchandise to be sold at the Covered Stores, which shall include kids Merchandise.
4.Space. Section 4.6 of the Agreement shall be deleted in its entirety and replaced with the following in lieu thereof:
4.6 Space. Stein Mart and Supplier acknowledge that, prior to the date of this Amendment, Stein Mart has relocated several Shoe Departments to the front of certain Covered Stores, which has resulted in improved Merchandise sales in those Covered Stores. The parties desire to relocate certain additional Shoe Departments to the front of the Covered Stores (each a "Relocated Shoe Department") as set forth below:
(a)Relocated Shoe Departments. Subject to Section 4.6(b) below, Stein Mart will relocate to the front of the Covered Stores 15 Shoe Departments on or before the end of Supplier's fiscal first quarter of 2021 as mutually agreed upon by the parties.
(b)Space. Supplier shall determine, subject to Stein Mart's reasonable approval, the specific Covered Stores and build-out schedule for the construction of the Relocated Shoe Departments. The parties will endeavor to allocate approximately 2,400 square feet to each Relocated Shoe Department, but in no event shall the Relocated Shoe Department be less than the space devoted to the existing Shoe Department in such Covered Store.
(c)Cost of Relocation. Supplier shall, at its sole cost and expense, construct and build-out each Relocated Shoe Department using site plans and specifications mutually agreed upon by the parties. Supplier may, but shall have no obligation to, fund the construction and build-out of additional Shoe Departments on a case-by-case basis, and any such Shoe Departments shall be considered a Relocated Shoe Department under this Agreement.
(d)Fixtures. Supplier will supply, at its expense, any new fixtures or equipment the parties determine may be necessary to accommodate additional Merchandise in the Relocated Shoe Departments. Any such fixtures or equipment shall be governed by Section 4.8 of the Agreement.
5.Net Revenue Split. Section 5.1 shall be deleted in its entirety and replaced with the following in lieu thereof:
5.1Net Revenue Split. Effective as of June l, 2020, Net Revenue shall be split between the parties as follows:
(a)In-Store Sales: All in-store sales of Merchandise shall be made through Stein Market's normal point of sale system and will be identified as a Shoe Department sale. Except as otherwise set forth in the Agreement or this Amendment, (i) the Net Revenue from each sale of Supplier's Merchandise in an existing Shoe Department shall be split 79% to Supplier and 21% to Stein Mart and (ii) the Net Revenue from each sale of Supplier's Merchandise in a Relocated Shoe Department shall be split 78% to Supplier and 22% to Stein Mart. For the avoidance of doubt, the Net Revenue split applicable to Relocated Shoe Departments shall only apply to Shoe Departments relocated to the front of the Covered Stores after the Effective Date. Such rate also applies to any and all stores that have already been relocated to the front of the store.
(b)Internet Merchandise: The Net Revenue from the sale of Internet Merchandise sold from the Website and shipped from the Fulfillment Center shall be split 90.5% to Supplier and 9.5% to Stein Mart. Stein Mart retains all shipping revenue generated from Internet Merchandise sold through the Website, including footwear only orders. Stein Mart in its sole discretion may charge shipping and/or return shipping costs to its Internet Merchandise customers. In the event that customer-paid shipping charges exceed fifty percent (50%) of total orders shipped in any quarterly period, then a recalculation of the Net Revenue Split will be mutually determined by the parties to incorporate an equitable adjustment based on customer-paid shipping charges.
(c)Dropship: The parties will use reasonable efforts to implement a "Dropship" option by the end of fiscal year 2021, for certain Merchandise vendors to be determined by Supplier.

Dropship shall mean sales of Internet Merchandise on the Website that are fulfilled directly from Merchandise vendors and/or Supplier's Fulfillment Center. The parties acknowledge that both Supplier and Stein Mart will be required to incur technology-related costs associated with Dropship prior to such time. Supplier will agree to incur the technology-related costs related to the implementation of Dropship. The Net Revenue for Dropship sales shall be split 90.5% to Supplier and 9.5% to Stein Mart. Supplier shall be responsible for all shipping costs associated with Dropship transactions.
(d)Ship From Store: The parties will use reasonable efforts to implement a "Ship From Store" option during the first half of 2020 as directed by Stein Mart. Ship From Store shall mean sales of digital merchandise, including Buy Online Pick up In Store, to be fulfilled from the Covered Stores rather than the Fulfillment Center. The Net Revenue from the Ship From Store sales shall be split 70% to Supplier and 30% to Stein Mart. Stein Mart shall promptly execute the transaction and ship the Merchandise at its sole expense. In the event that Ship From Store orders exceed fifty percent (50%) of total orders shipped in any quarterly period, then a recalculation of the Net Revenue Split will be mutually determined by the parties to incorporate an equitable adjustment based on shipping charges incurred by Stein Mart.
6.Sales Revenue Sharing; Accounting Procedures. Section 5.5 of the Agreement shall be amended by adding the following to the end of Section 5.5:
In the event of an Accelerated Closing or Closing Event, Net Revenue split from each sale of Supplier's Merchandise sold (i) pursuant to Sections 5.l(b) and 5.l(c) shall remain unchanged at 90.5% to Supplier and 9.5% to Stein Mart, and (ii) pursuant to 5. l(d) shall be 80% to Supplier and 20% to Stein Mart.
7.Term and Termination. Section 7 of the Agreement shall be amended as follows:
a.Section 7.1 shall be hereby deleted in its entirety and replaced with the following in lieu thereof:
7.1.1 Basic Term and Renewals. The parties agree that the current term of this Agreement shall be extended to January 29, 2023 (the "Amended Term"). Upon the expiration of the Amended Term, this Agreement shall automatically be extended for additional periods of one (1) year each (each such period shall be referred to as a "Renewal Period") unless either party gives the other written notice of its intent not to renew the Agreement at least two hundred and seventy (270) days prior to the expiration of the Amended Term or applicable Renewal Period.
b.The following provision shall be hereby incorporated into the Agreement as Section 7.1.2:
7.1.2. Advertising Support. Section 7.1.2. shall be deleted and replaced with the following:
Supplier agrees to participate in all of Stein Mart's storewide promotional events. In addition to such participation and commencing as of the Effective Date of this Agreement, Supplier shall provide Stein Mart an amount of 2.5% of Net Revenue of Supplier's Merchandise sold in all Covered Stores, to be used exclusively for "Permitted Marketing." Permitted Marketing shall mean up to four (4) Gift With Purchase ("GWP") campaigns per year, unless otherwise agreed upon by the parties in writing. Specific GWP items shall be approved by Stein Mart in advance of purchase. Supplier shall disclose the cost of GWP items to Stein Mart when requesting approval of the same. The total expense allocated to GWP items will be included at cost in the marketing budget but shall not exceed 0.5% of Net Revenue of Supplier's Merchandise sold in all Covered Stores. The remaining 2.0% of Net Revenue shall be used for permitted customer facing marketing including digital, broadcast and print. Out-of-pocket costs incurred by Stein Mart for pre-approved customer-facing marketing materials created to advertise Supplier's Merchandise shall expressly exclude any internal overhead cost of Stein Mart. Costs of photography and any television and radio production expenses will be billed at cost to Supplier. Proposed marketing plans for Supplier as discussed herein shall be submitted to Stein Mart no later than the second week of April for the Fall period and no later than the second week of September for the Spring period.
8.Agreement in Effect. Except as set forth herein, all other terms and conditions of the Agreement shall remain in full force and effect.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment by their duly authorized officers as of the date first above written.

Supplier:

DSW LEASED BUSINESS DIVISION LLC

By:	/s/ William Jordan
William Jordan (May 13, 2020)

Title:	EVP

Date:	May 13, 2020

Stein Mart:

STEIN MART, INC.

By:	/s/ MaryAnne Morin

Title:	President

Date:	May 12, 2020